Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 5, 2014
NW Natural Reports Results for the
Three and Six Months Ended June 30, 2014
___________________________________________________

•	Consolidated net income was $1.1 million for the second quarter of 2014, or $0.04 per share, compared to $2.1 million, or $0.08 per share, for the second quarter of 2013.

•
Utility margin and net income increased $5.0 million and $1.5 million, respectively, during the second quarter of 2014 compared to last year, while gas storage operating revenues and net income decreased $2.7 million and $2.6 million, respectively, compared to last year.

•	Customer growth increased to 1.4% at June 30, 2014, compared to 1.0% at June 30, 2013.

•	Utility announces plans to invest between $8 and $16 million in new gas reserves during the second half of 2014.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported consolidated net income of $1.1 million for the second quarter of 2014, or $0.04 per share, compared to net income of $2.1 million, or $0.08 per share, for the second quarter of 2013. Consolidated net income was $39.0 million, or $1.43 per share, for the first six months of 2014, compared to net income of $39.8 million, or $1.47 per share, for the first six months of 2013. The Company's earnings are typically lower during the second and third quarters due to the impact of decreased heating requirements affecting utility results.

“Our second quarter results continued to reflect positive customer growth trends and progress on several key growth initiatives, but were offset by headwinds in the gas storage market," said Gregg Kantor, President and Chief Executive Officer. "Also in the quarter, we began investing in gas reserves under the amended agreement, and we signed a new union labor contract, which we expect to benefit customers, employees, and the Company for years to come."

Consolidated Results
Results for the quarter and year-to-date periods included higher earnings from the utility segment, but losses from the gas storage segment. Gas storage results reflected lower revenues and higher operating expenses, while the utility benefited from customer growth and added rate-base returns on certain investments.

Utility Results
For the three months ended June 30, 2014 and 2013, the utility contributed net income of $2.2 million and $0.7 million, respectively. The $1.5 million increase was driven by higher margins from customer growth and added rate-base return on certain investments, including gas reserves, partially offset by a decrease in other income due to lower interest on regulatory deferred accounts.

For the six months ended June 30, 2014, utility net income was $38.2 million, compared to $36.7 million last year. Results reflected an increase in utility margin from customer growth and rate-base returns on certain investments.

Customer growth. NW Natural's customer growth rate for the trailing 12-month period ended June 30, 2014 was 1.4%, with the Company serving approximately 697,000 customers, compared to a growth rate of 1.0% for the same period in 2013. The Company added about 9,400 new customers during the last 12 months, compared to 7,100 customers added a year ago.

Utility Volumes and Margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Change		% Change
Dollars and therms in thousands	2014	2013	2014	2013	QTD	YTD	QTD	YTD
Gas sales & transportation deliveries	208,253	212,097	614,470	612,287	(3,844)	2,183	(1.8)%	0.4%
Utility margin	$69,795	$64,801	$200,089	$192,101	$4,994	$7,988	7.7%	4.2%

For the quarter, total gas sales and transportation deliveries decreased 3.8 million therms, or 2%, compared to the same period last year due to warmer weather. Heating degree days were 10% lower than 2013 and 23% lower than average. However, utility margin for the quarter increased $5.0 million over last year, reflecting a combination of customer growth and added rate-base returns on gas reserve and other investments.

For the six month period, total gas sales and transportation deliveries increased 2.2 million therms, or 0.4%, mainly due to customer growth and higher volumes during the February cold weather event, partially offset by weather that was 3% warmer than last year and 5% warmer than average. Utility margin for the first six months increased 4%, or $8.0 million, compared to last year primarily due to a $9.5 million increase from customer growth and the added rate-base returns on our gas reserve and other investments, partially offset by $2.4 million of losses from the impact of higher gas costs on our incentive sharing mechanism.

Environmental Insurance Settlements. In February 2014, NW Natural settled with defendant insurance companies in the Company's environmental insurance litigation, which sought recovery for past and future environmental remediation expenses. The Company received settlement proceeds totaling $102 million in the first six months of 2014, and approximately $150 million cumulatively.

Gas Reserves. During the second quarter of 2014, the Company was notified by its new partner, Jonah Energy LLC, of investment opportunities under the Company's amended gas reserve agreement. At this time, the Company has agreed to participate in selected wells to be drilled in 2014 and may have the opportunity to participate in additional wells in future years. The Company currently expects to invest an additional $8 million to $16 million in the second half of 2014 under the amended agreement, bringing the total investment, including amounts invested under the original agreement, to between $27 million and $35 million for 2014. The Company is seeking regulatory approval from the OPUC. Our investment balance under the original agreement earns a rate of return for our shareholders and provides long-term gas price protection for our utility customers.

New Labor Agreement. The Company ratified a new labor agreement with its union employees during the second quarter, which was effective June 1, 2014. Average compensation increases for the first year are roughly 4%, with an additional annual 3% increase effective December 1, 2015 and each year thereafter.

Gas Storage Results
The gas storage segment incurred a $1.2 million net loss for the second quarter of 2014, compared to a contribution of $1.5 million net income for the same period in 2013. The loss included a $2.7 million decrease in operating revenues from re-contracting some expiring storage capacity for the 2014-15 gas storage year, which began April 1, 2014, at substantially lower market prices than in previous years, and a $1.3 million increase in power and repair costs at our Gill Ranch facility. The power cost increase reflected higher injections into storage during the second quarter to replenish low storage levels following higher withdrawals this past winter. The repair cost increase reflected work at our Gill Ranch facility, which has now been in operation for three annual cycles. The Company intends to continue developing repair and maintenance plans for the future as well as evaluating potential capital improvements that may be needed to enhance the facility.

For the first six months of 2014, gas storage operating revenues and net income decreased $3.0 million and $2.6 million, respectively, compared to the same period in 2013 primarily due to the same factors described for the quarter.

Consolidated Operations and Maintenance Expense
Operations and maintenance expense for the second quarter of 2014 increased $1.5 million over 2013 primarily due to a $1.3 million increase in power and repair costs at our Gill Ranch facility. Utility expenses were consistent period over period, but reflected offsetting variances from higher utility safety program costs and lower incentive compensation accruals.

Operations and maintenance expense for the first six months of 2014 increased $3.1 million, or 5%, compared to the same period for 2013 due to a $1.8 million increase in power and repair costs at our Gill Ranch facility, and a $1.2 million increase in bad debt expense at the utility reflecting an adjustment to the uncollectible provision account balance taken in the first quarter of 2013. The utility bad debt expense as a percent of revenues was 0.18% for the trailing 12 months ended June 30, 2014. The six month period also reflected similar offsetting variances as described for the quarter with higher utility safety program costs and lower incentive compensation accruals.

Cash Flows
Cash provided by operations for the first six months of 2014 was $233 million, compared to $160 million for the same period in 2013. The variance reflects the receipt of environmental insurance proceeds, which was $102 million before tax, as well as other positive working capital changes.

Earnings Guidance for 2014
The Company reaffirmed earnings guidance for 2014 in the range of $2.15 to $2.35 per share. The Company’s 2014 earnings guidance assumes a continued economic recovery, customer growth from the utility segment, average weather conditions, no significant changes in prevailing legislative and regulatory policies or outcomes, and resolution of the environmental cost recovery mechanism during 2014.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.0 cents a share on the Company’s common stock. The dividends will be payable on Aug. 15, 2014 to shareholders of record on July 31, 2014. Currently, the Company’s indicated annual dividend rate is $1.84 per share.

Presentation of Results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents-per-share basis, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Aug. 5, 2014 to review the Company's financial and operating results for the three and six months ended June 30, 2014.

To hear the conference call live, please dial 1-888-317-6016 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-317-6016. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10049150). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, economic recovery, investments, hedge efficacy, gas reserve investments and their financial value and benefit, customer growth, weather, commodity and other costs, customer rates or rate recovery, effects of the new labor contract, financial positions, revenues and earnings, dividends, performance, operations and maintenance and capital expenses, facility enhancements, timing or effects of future regulatory proceedings or future regulatory approvals, effects of regulatory mechanisms, including, but not limited to, the environmental cost recovery mechanism and gas reserve investments, contracting levels or pricing, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 697,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $2.8 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Bob Hess	Kim Heiting
Phone: 503-220-2388	Phone: 503-220-2366
Email: rsh@nwnatural.com	Email: kah@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	06/30/14	06/30/13	Change	% Change
Income from operations	$13,266	$13,083	$183	1%
Net Income	1,071	2,126	(1,055)	(50)

Diluted average shares of common stock outstanding	27,182	26,999	183	1
Diluted earnings per share of common stock	0.04	0.08	(0.04)	(50)

	Six Months Ended
In thousands, except per share amounts	06/30/14	06/30/13	Change	% Change
Income from operations	$88,294	$87,289	$1,005	1%
Net income	38,955	39,765	(810)	(2)

Diluted average shares of common stock outstanding	27,158	26,991	167	1
Diluted earnings per share of common stock	1.43	1.47	(0.04)	(3)

	Twelve Months Ended
In thousands, except per share amounts	06/30/14	06/30/13	Change	% Change
Income from operations	$143,751	$138,964	$4,787	3%
Net income	59,728	57,033	2,695	5

Diluted average shares of common stock outstanding	27,096	26,948	148	1
Diluted earnings per share of common stock	2.20	2.12	0.08	4

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	June 30,	June 30,
In thousands	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$17,240	$12,214
Accounts receivable	38,621	39,061
Accrued unbilled revenue	14,592	14,692
Allowance for uncollectible accounts	(1,404)	(1,189)
Regulatory assets	38,265	25,952
Derivative instruments	11,191	623
Inventories	60,808	62,412
Gas reserves	20,373	15,324
Income taxes receivable	—	1,297
Deferred tax assets	4,915	—
Other current taxes	14,518	8,781
Total current assets	219,119	179,167
Non-current assets:
Property, plant, and equipment	2,965,226	2,833,083
Less: Accumulated depreciation	879,296	833,851
Total property, plant, and equipment, net	2,085,930	1,999,232
Gas reserves	130,280	113,762
Regulatory assets	267,248	393,652
Derivative instruments	1,202	1,054
Other investments	67,689	67,410
Restricted cash	3,000	4,000
Other non-current assets	12,646	14,312
Total non-current assets	2,567,995	2,593,422
Total assets	$2,787,114	$2,772,589
Liabilities and equity:
Current liabilities:
Short-term debt	$74,200	$136,000
Current maturities of long-term debt	100,000	—
Accounts payable	68,973	63,466
Taxes accrued	15,769	6,798
Interest accrued	7,053	6,404
Regulatory liabilities	26,742	16,644
Derivative instruments	1,490	9,392
Other current liabilities	34,507	34,446
Total current liabilities	328,734	273,150
Long-term debt	621,700	691,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	489,892	469,964
Regulatory liabilities	309,327	294,202
Pension and other postretirement benefit liabilities	145,861	214,125
Derivative instruments	191	1,754
Other non-current liabilities	120,423	79,145
Total deferred credits and other non-current liabilities	1,065,694	1,059,190
Equity:
Common stock	369,315	359,772
Retained earnings	407,698	397,603
Accumulated other comprehensive loss	(6,027)	(8,826)
Total equity	770,986	748,549
Total liabilities and equity	$2,787,114	$2,772,589

NORTHWEST NATURAL GAS COMPANY	Six Months Ended
Consolidated Statements of Cash Flows (Unaudited)	June 30,
In thousands	2014	2013
Operating activities:
Net income	$38,955	$39,765
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	39,298	37,737
Regulatory amortization of gas reserves	8,680	4,970
Deferred tax liabilities, net	989	28,401
Non-cash expenses related to qualified defined benefit pension plans	2,540	2,773
Contributions to qualified defined benefit pension plans	(6,000)	(4,200)
Deferred environmental recoveries, net of (expenditures)	92,104	(2,989)
Other	1,010	(1,567)
Changes in assets and liabilities:
Receivables	89,951	63,102
Inventories	(139)	5,190
Taxes accrued	8,447	(1,535)
Accounts payable	(24,472)	(22,155)
Interest accrued	(50)	451
Deferred gas costs	(18,812)	(648)
Other, net	744	10,847
Cash provided by operating activities	233,245	160,142
Investing activities:
Capital expenditures	(52,489)	(55,055)
Utility gas reserves	(18,632)	(34,397)
Proceeds from sale of assets	—	6,580
Restricted cash	1,000	—
Other	(1,043)	1,743
Cash used in investing activities	(71,164)	(81,129)
Financing activities:
Common stock issued, net	3,733	2,355
Long-term debt retired	(20,000)	—
Change in short-term debt	(114,000)	(54,250)
Cash dividend payments on common stock	(24,938)	(24,509)
Other	893	682
Cash used in financing activities	(154,312)	(75,722)
Increase (decrease) in cash and cash equivalents	7,769	3,291
Cash and cash equivalents, beginning of period	9,471	8,923
Cash and cash equivalents, end of period	$17,240	$12,214

Supplemental disclosure of cash flow information:
Interest paid	$23,270	$21,746
Income taxes paid	14,945	—

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Second Quarter - 2014

	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2014	2013	Change	2014	2013	Change	2014	2013	Change
Operating revenues	$133,169	$131,714	1%	$426,555	$409,575	4%	$775,498	$726,552	7%

Operating expenses:
Cost of gas	58,280	59,142	(1)	213,481	201,501	6	385,278	352,583	9
Operations and maintenance	34,731	33,217	5	70,117	66,974	5	139,756	129,881	8
General taxes	7,183	7,342	(2)	15,365	16,074	(4)	29,247	30,419	(4)
Depreciation and amortization	19,709	18,930	4	39,298	37,737	4	77,466	74,705	4
Total operating expenses	119,903	118,631	1	338,261	322,286	5	631,747	587,588	8
Income from operations	13,266	13,083	1	88,294	87,289	1	143,751	138,964	3
Other income and expense, net	262	1,450	(82)	1,645	1,970	(16)	4,344	4,037	8
Interest expense, net	11,677	11,069	5	23,219	22,196	5	46,195	43,698	6
Income before income taxes	1,851	3,464	(47)	66,720	67,063	(1)	101,900	99,303	3
Income tax expense	780	1,338	(42)	27,765	27,298	2	42,172	42,270	—
Net income	$1,071	$2,126	(50)	$38,955	$39,765	(2)	$59,728	$57,033	5

Common shares outstanding:
Average diluted for period	27,182	26,999		27,158	26,991		27,096	26,948
End of period	27,147	26,972		27,147	26,972		27,147	26,972

Per share information:
Diluted earnings per share	$0.04	$0.08		1.43	1.47		$2.20	$2.12
Dividends declared per share of common stock	0.460	0.455		0.920	0.910		1.84	1.79
Book value per share, end of period	28.40	27.75		28.40	27.75		28.40	27.75
Market closing price, end of period	47.15	42.48		47.15	42.48		47.15	42.48

Capital Structure, end of period:
Common stock equity	49.2%	47.5%		49.2%	47.5%		49.2%	47.5%
Long-term debt	39.7	43.9		39.7	43.9		39.7	43.9
Short-term debt (including amounts due in one year)	11.1	8.6		11.1	8.6		11.1	8.6
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	697,422	688,067	1.4%	697,422	688,067	1.4%	697,422	688,067	1.4%
Utility volumes (therms):
Residential and commercial sales	96,533	103,313		370,689	371,977		670,618	625,932
Industrial sales and transportation	111,720	108,784		243,781	240,310		477,996	470,948
Total utility volumes sold and delivered	208,253	212,097		614,470	612,287		1,148,614	1,096,880
Utility operating revenues:
Residential and commercial sales	$113,186	$110,155		$383,188	$366,521		$689,917	$638,138
Industrial sales and transportation	16,855	15,723		38,367	34,748		72,499	69,225
Other revenues	1,166	1,242		2,643	2,771		3,926	5,693
Less: Revenue taxes	3,132	3,177		10,628	10,438		19,192	18,435
Total utility operating revenues	128,075	123,943		413,570	393,602		747,150	694,621
Less: Cost of gas	58,280	59,142		213,481	201,501		385,278	352,583
Utility margin	$69,795	$64,801		$200,089	$192,101		$361,872	$342,038

Degree days:
Average (25-year average)	691	691		2,546	2,546		4,240	4,256
Actual	530	591	(10)%	2,420	2,495	(3)%	4,304	3,988	8%
Percent colder (warmer) than average weather	(23)%	(14)%		(5)%	(2)%		2%	(6)%